Exhibit 23.1

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No.1 of the S-3 Registration Statement (No. 333-172552) of LRAD Corporation of our audit report dated December 1, 2010, relating to the consolidated financial statements of LRAD Corporation and Subsidiary as of and for the years ended September 30, 2010 and 2009, included in its Annual Report on Form 10-K for the year ended September 30, 2010 filed with the Securities and Exchange Commission on December 1, 2010, and to the reference to our firm under the caption “Experts” in the Prospectus, which is part of the aforementioned Registration Statement.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

San Diego, California

March 28, 2011